Exhibit 4

DUKE REALTY LIMITED PARTNERSHIP

ISSUER

TO

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

TRUSTEE

EIGHTEENTH SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 22, 2004

SENIOR FLOATING RATE NOTES DUE 2006

SUPPLEMENT TO INDENTURE,

DATED AS OF SEPTEMBER 19, 1995, BETWEEN

DUKE REALTY LIMITED PARTNERSHIP AND

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

(successor in interest to The First National Bank of Chicago)

EIGHTEENTH SUPPLEMENTAL INDENTURE, dated as of December 22, 2004, between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (the “Issuer”), having its principal offices at 600 East 96th Street, Suite 100, Indianapolis, IN  46240 and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (successor in interest to The First National Bank of Chicago), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), having its Corporate Trust Office at 227 W. Monroe Street, Suite 2600, Chicago, Illinois  60606.

RECITALS

WHEREAS, the Issuer executed and delivered its Indenture (the “Original Indenture”), dated as of September 19, 1995, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured and unsubordinated indebtedness.

WHEREAS, the Original Indenture provides that by means of a supplemental indenture, the Issuer may create one or more series of its debt securities and establish the form and terms and conditions thereof.

WHEREAS, the Issuer intends by this Eighteenth Supplemental Indenture to (i) create a series of debt securities, in an initial aggregate principal amount of $250,000,000, entitled “Duke Realty Limited Partnership Senior Floating Rate Notes due 2006” (the “Notes”); and (ii) establish the form and the terms and conditions of such Notes.

WHEREAS, the Board of Directors of Duke Realty Corporation, the general partner of the Issuer, acting through authority delegated to certain of its executive officers, has approved the creation of the Notes and the form, terms and conditions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Eighteenth Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Eighteenth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE
Definitions, Creation, Form and Terms and Conditions of the Debt Securities

SECTION 1.01.            Definitions.  Capitalized terms used in this Eighteenth Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture.  In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“DTC” means The Depository Trust Company.

“Global Note” means a single fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto.

“Indenture” means the Original Indenture as supplemented by this Eighteenth

Supplemental Indenture.

“Notes” means the Issuer’s Senior Floating Rate Notes due December 22, 2006, a form of which is attached hereto as Exhibit A.

“Redemption Price” means the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date.

SECTION 1.02.            Creation of the Debt Securities.  In accordance with Section 301 of the Original Indenture, the Issuer hereby creates the Notes as a separate series of its debt securities issued pursuant to the Indenture.  The Notes shall be issued in an aggregate principal amount initially limited to $250,000,000.

The Issuer may issue, in addition to the Notes originally issued on the date hereof, additional Notes.  The Notes originally issued on the date hereof and any additional Notes originally issued subsequent to the date hereof shall be a single series for all purposes under the Original Indenture.

SECTION 1.03.            Form of the Debt Securities.  The Notes will be represented by a single fully-registered global note in book-entry form, without coupons, registered in the name of the nominee of DTC. The Notes shall be in the form of Exhibit A attached hereto.  So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture.  Ownership of beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

SECTION 1.04.            Terms and Conditions of the Debt Securities.  The Notes shall be governed by all the terms and conditions of the Original Indenture, as supplemented and modified by this Eighteenth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)           Optional Redemption.  Commencing on or after June 22, 2005, the Issuer may redeem the Notes at its option on any Interest Payment Date (as defined in the form of the Note attached hereto as Exhibit A), in whole or from time to time in part, at a redemption price equal to the Redemption Price.

If notice has been given as provided in the Original Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption.  The notice of redemption will specify, among other items, the

Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

If less than all the Notes are to be redeemed at the option of the Issuer, the Issuer will notify the Trustee at least 10 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their Redemption Date.  The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

(b)           Payment of Principal and Interest.  Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note.  All payments of principal and interest in respect of the Notes will be made by the Issuer in immediately available funds.

(c)           Applicability of Defeasance or Covenant Defeasance.  The provisions of Article 14 of the Original Indenture shall apply to the Notes.

(d)           Limitations on Incurrence of Debt.  (i)  The Issuer will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the General Partner, the Issuer and/or any of their Subsidiaries (but only so long as such Debt is held solely by any of the General Partner, the Issuer and any Subsidiary) that is subordinate in right of payment to the Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (x) the Total Assets as of the end of the calendar quarter covered in the Issuer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (y) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Total Assets being referred to as the “Adjusted Total Assets”).

(ii)           In addition to the limitation set forth in subsection (i) of this Section 1.04(d), the Issuer will not, and will not permit any Subsidiary to, incur any Debt if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred, the ratio of Consolidated Income Available for the Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (w) such Debt and any other Debt incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (x) the repayment or retirement of any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retained at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (y) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period, and (z) in the case of any acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(iii)          In addition to the limitations set forth in subsections (i) and (ii) of this Section 1.04(d), the Issuer will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Issuer or any Subsidiary (the “Secured Debt”), whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Issuer and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets.

(iv)          For purposes of this Section 1.04(d), Debt shall be deemed to be “incurred” by the Issuer or its Subsidiaries on a consolidated basis whenever the Issuer and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

(e)           Maintenance of Total Unencumbered Assets.  The Issuer will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Issuer.

ARTICLE TWO
Trustee

SECTION 2.01.            Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighteenth Supplemental Indenture or the due execution thereof by the Issuer.  The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE THREE
Miscellaneous Provisions

SECTION 3.01.            Ratification of Original Indenture.  This Eighteenth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Eighteenth Supplemental Indenture shall be read, taken and construed as one and the same instrument.  Notwithstanding anything herein to the contrary, to the extent any provision of this Eighteenth Supplemental Indenture is inconsistent with any provision of the Original Indenture, the terms of this Eighteenth Supplemental Indenture shall govern and apply to the Notes.

SECTION 3.02.            Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.03.            Successors and Assigns.  All covenants and agreements in this Eighteenth Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

SECTION 3.04.            Separability Clause.  In case any one or more of the provisions contained in this Eighteenth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.05.            Governing Law.  This Eighteenth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This Eighteenth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Eighteenth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 3.06.            Counterparts.  This Eighteenth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

DUKE REALTY LIMITED PARTNERSHIP

		By:	DUKE REALTY CORPORATION
General Partner

		By:	/s/ Matthew A. Cohoat
Name: Matthew A. Cohoat
Title: Executive Vice President & Chief Financial Officer

Attest:

/s/ Howard L. Feinsand
Name:	Howard L. Feinsand
Title:	Executive Vice President, General Counsel & Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Janice Ott Rotunno
Name: Janice Ott Rotunno
Title: Vice President

Attest:

/s/ Leonard Gnat
Name: Leonard Gnat
Title: Assistant Vice President

EXHIBIT A

[FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED	REGISTERED

NO. 1	PRINCIPAL AMOUNT

CUSIP NO. 26441Y AJ 6	$250,000,000

DUKE REALTY LIMITED PARTNERSHIP

Senior Floating Rate Notes due 2006

Duke Realty Limited Partnership, an Indiana limited partnership (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of Two Hundred Fifty Million Dollars on December 22, 2006 (the “Maturity Date”), and to pay interest thereon from December 22, 2004 (or from the most recent interest payment date to which interest has been paid or duly provided for) in U.S. dollars quarterly in arrears on March 22, June 22, September 22, and December 22 of each year, each, an “Interest Payment Date”, commencing on March 22, 2005, and on the Maturity Date, at a floating rate per annum, reset quarterly, equal to three-month LIBOR (as defined below), plus 0.26%, until payment of said principal sum has been made or duly provided for.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and that is a London Banking Day.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include December 22, 2004 and end on and include March 21, 2005.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date.  If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date.  If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date.  If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The interest so payable and punctually paid or duly provided for on any Interest Payment Date and on the Maturity Date will be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the “Record Date” for such payment, which will be 15 days (regardless of whether such day is a Business Day) prior to such payment date or the Maturity Date, as the case may be.  Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such record date, and shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent record date for the payment of such defaulted interest (which shall be not less than five Business Days prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Notes not less than 15 days preceding such subsequent record date. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Issuer maintained for that purpose.  The Issuer hereby initially designates the Corporate Trust Office of the Trustee located at 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606 as the office to be maintained by it where Notes may be presented for payment, registration of transfer, or exchange and where notices or demands to or upon the Issuer in respect of the Notes or the Indenture referred to on the reverse hereof may be served.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including December 22, 2004 in the case of the initial Interest Payment Date) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.  If any Interest Payment Date other than the Maturity Date falls on a day that is not a Business Day, the required payment of interest or principal or both, as the case may be, will be made on the next succeeding Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.  If the Maturity Date falls on a day that is not a Business Day, the required payment of principal and interest will be made on the next succeeding Business Day with the same force and effect as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after the Maturity Date.

Payments of principal and interest in respect of this Note will be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture referred to on the reverse hereof or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under such Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed manually or by facsimile by its authorized officers.

Dated as of: December 22, 2004

DUKE REALTY LIMITED PARTNERSHIP, as Issuer

	By:	DUKE REALTY CORPORATION,
as General Partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

DUKE REALTY LIMITED PARTNERSHIP

Senior Floating Rate Notes due 2006

This security is one of a duly authorized issue of debentures, notes, bonds, or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture dated as of September 19, 1995 (hereinafter called the “Indenture”), duly executed and delivered by the Issuer to J.P. Morgan Trust Company, National Association (successor in interest to The First National Bank of Chicago), as Trustee (hereinafter called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), to which the Indenture and all indentures supplemental thereto relating to this security reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as provided in the Indenture or any indenture supplemental thereto.  This security is one of a series designated as the Senior Floating Rate Notes due December 22, 2006 of the Issuer, initially limited in aggregate principal amount to $250,000,000.

In case an Event of Default with respect to this security shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions provided in the Indenture.

Commencing on or after June 22, 2005, the Issuer may redeem this security at its option on any Interest Payment Date, in whole or in part, at a redemption price equal to the principal amount of this security being redeemed plus accrued interest thereon to the Redemption Date (the “Redemption Price”).  Notice of any optional redemption of any Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption.  The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Securities held by such Holder to be redeemed.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority of the aggregate principal amount of the Securities at the time outstanding of all series to be affected (voting as one class), evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each series; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Security so affected, (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate or amount of interest thereon or any premium payable upon the redemption thereof, or adversely affect any right of repayment at the option of the Holder of any Security, or change any Place of Payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, or (iii) reduce the percentage of Securities, the Holders of which are required to consent to any waiver of compliance with certain provisions of the Indenture or any waiver of certain defaults thereunder.  It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of a majority in aggregate principal amount outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all series of Securities) may on behalf of the Holders of all the Securities of such series (or all of the Securities, as the case may be) waive any such past default or Event of Default and its consequences, prior to any declaration accelerating the maturity of such Securities, or, subject to certain conditions, may rescind a declaration of acceleration and its consequences with respect to such Securities. Any such consent or waiver by the Holder of this security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of the security and any securities that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this security or such other securities.

No reference herein to the Indenture and no provision of this security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This security is issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.  Securities may be exchanged for a like aggregate principal amount of securities of this series of other authorized denominations at the office or agency of the Issuer initially located at 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge except for any tax or other governmental charge imposed in connection therewith.

Upon due presentment for registration of transfer of Securities at the office or agency of the Issuer maintained for that purpose, one or more new Securities of the same series of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee or any authorized agent of the Issuer or the Trustee may deem and treat the Person in whose name this security is registered as the absolute owner of this security (whether or not this security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

The Indenture and each Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

Capitalized terms used herein which are not otherwise defined shall have the respective meanings assigned to them in the Indenture and all indentures supplemental thereto relating to this security.